UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Jeffrey A. Stein Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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Casella Waste Systems, Inc., a Delaware corporation (“Casella” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held on Friday, November 6, 2015, and at any and all adjournments or postponements thereof (the “2015 Annual Meeting”). On September 22, 2015, Casella filed with the SEC its definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Letter to Stockholders First Used on October 1, 2015

Attached hereto is a letter dated October 1, 2015 that Casella is mailing to stockholders, together with a WHITE proxy card, in which Casella comments on the proxy contest by JCP Investment Partnership, LP (“JCP”) and the other participants in its solicitation with respect to the 2015 Annual Meeting. As previously announced, JCP and the other participants in its solicitation are pursuing a proxy contest to elect two nominees to the Casella Board of Directors at the 2015 Annual Meeting.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

LETTER TO STOCKHOLDERS DATED OCTOBER 1, 2015

VOTE THE WHITE PROXY CARD FOR

ALL OF CASELLA’S HIGHLY QUALIFIED BOARD NOMINEES

October 1, 2015

Dear Fellow Casella Stockholder:

Over the past two and a half years, we have achieved significant progress and momentum in executing on our strategy, strengthening our management team, simplifying and streamlining our business, reducing our exposure to risk, improving our financial performance and positioning Casella for long-term growth and profitability. While your Board has been taking decisive action to enhance the value of your investment in Casella, JCP Investment Management, LLC, a dissident investor led by James C. Pappas is seeking to disrupt our strategic trajectory. As you may be aware, JCP is waging a proxy contest to elect its own candidates, including Mr. Pappas, to your Board at our upcoming 2015 Annual Meeting to be held on Friday, November 6, 2015. Given the significant progress and momentum we have achieved, we question the judgment and logic of JCP Investment Management, LLC in forcing upon Casella a costly and distracting proxy contest to replace highly qualified, experienced and valued members of your Board of Directors with candidates that we believe lack the relevant experience necessary to drive long-term stockholder value. While Mr. Pappas would like stockholders to believe that JCP is an investor for the “long-term” which began investing in Casella some five years ago, JCP is an activist investor which only began accumulating its current holdings in Casella in May 2014.

You have an extremely important decision to make about the future of Casella and who should oversee Casella’s ongoing efforts to further improve its financial and operating performance and grow stockholder value. Once you compare the director nominees proposed by JCP with the nominees proposed by your Board, John W. Casella, William P. Hulligan and James E. O’Connor, we hope you will vote on the WHITE proxy card FOR ALL your Board’s nominees standing for election to your Board at this year’s Annual Meeting. Your Board urges you to sign and return the enclosed WHITE proxy card TODAY and vote FOR ALL your Board’s nominees. We urge you not to sign or return any gold proxy card you receive from JCP.

WE BELIEVE OUR THREE NOMINEES HAVE INSIGHTS, EXPERIENCES AND COMPETENCIES

THAT ARE CENTRAL TO CASELLA’S STRATEGIC PRIORITIES

We believe that our three nominees, John W. Casella, William P. Hulligan and James E. O’Connor, bring to your Board perspectives, insights, experiences and competencies that are central to Casella’s strategic priorities and its continuing efforts to improve its financial and operating performance and drive further increases in stockholder value.

Casella’s Chairman of the Board and Chief Executive Officer (CEO), John W. Casella, brings to your Board strategic insights and extensive knowledge of Casella, the waste management industry and the regional markets that Casella serves and extensive experience and knowledge of Casella’s regulatory, competitive and political environments. As Casella’s CEO and the only representative of management on your Board, Mr. Casella has been responsible for spearheading the transformative process Casella began more than two and a half years ago and driving many of the strategic priorities that we believe have resulted in significant improvements in our financial and operating performance and, over the last year, a significant increase in stockholder value.

Your Board also appreciates the need to balance the value that longevity of service can bring to Casella with the value of new ideas, perspectives and insights that can come through the addition to the Board of new independent members. The appointments of Messrs. Hulligan and O’Connor as new independent directors reflect your Board’s continuing commitment to recruit new independent and highly qualified directors who have perspectives, experiences and competencies that expand the Board’s scope and depth.

Your Board believes that our newest independent directors and nominees, Messrs. Hulligan and O’Connor (both of whom have joined your Board within the past six months after a year-long process by your Board to identify one or more new independent directors with strong industry experience to expand the depth and breadth of your Board), are two of the most experienced, accomplished and admired individuals in the waste management industry. We believe that their extensive senior management and governance experience at leading waste management companies and track record of driving growth and stockholder value creation will be extremely valuable to Casella as we continue to execute on our ongoing strategic initiatives to drive revenues and enhance profitability.

JOHN W. CASELLA—Director since 1993

Chairman of Board & Chief Executive Officer of Casella Waste Systems, Inc.

•	Possesses close to 40 years of waste management industry experience building Casella and extensive operational and industry expertise relevant to our markets, most notably the regulatory, competitive and political sectors

•	Understands the business and culture – has devoted his entire career to building Casella into one of the most respected regional waste management companies in the United States

•	One of the two largest individual stockholders in Casella

•	Led Casella’s transformation and strategic repositioning over the last 2 1⁄2 years

JAMES E. O’CONNOR—Director since 2015

Retired Chairman of Board & Chief Executive Officer of Republic Services, Inc.

•	Industry veteran who brings over 40 years of waste management industry experience

•	Former Chairman and Chief Executive Officer of Republic Services, Inc., the second largest waste management company in North America, which, during his tenure, grew its annual revenues from $1.4 billion to $8 billion, making it one of the largest waste management companies in the world

•	Previously spent close to 30 years at Waste Management, Inc. where he held various senior management positions

•	Member of the Board of Directors of Clean Energy Fuels Corp. and the Canadian National Railway Company

WILLIAM P. HULLIGAN—Director since 2015

Former President and Chief Operating Officer of Progressive Waste Solutions Ltd.

•	Industry veteran who brings over 40 years of waste management industry experience

•	Former President and Chief Operating Officer of Progressive Waste Solutions Ltd., the third largest waste management company in North America

•	Former Executive Vice President of North America Operations of Waste Services, Inc.

•	Over 20 years at Waste Management, Inc., the largest waste management company in North America, where he held various senior management positions, including Executive Vice President. During his tenure, Waste Management’s annual revenue grew from approximately $1 billion to more than $6 billion

•	Previously served on the Board of Directors of two publicly-traded waste management companies

If Messrs. Casella, Hulligan and O’Connor are re-elected at the 2015 Annual Meeting, your Board would be composed of nine directors, all of whom we believe to be highly qualified directors dedicated to serving the best interests of all stockholders. Of these nine directors, seven would be independent and four would have joined your Board since 2008, bringing fresh perspectives and relevant business experience to your Board. Further, your Board would collectively possess a broad and diverse set of skills, experiences and insights in the areas of solid waste collection, recycling, disposal services, operations, accounting, finance, investment banking, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, and strategic planning.

VOTE THE WHITE PROXY CARD TODAY!

WE BELIEVE THAT JCP’S NOMINEES LACK THE RELEVANT EXPERIENCE

NECESSARY TO DRIVE LONG-TERM STOCKHOLDER VALUE

We believe that there are very real and stark differences between our nominees and the candidates proposed by JCP. We believe that experience matters and that none of JCP’s nominees have experience comparable to that of either of the two members of your Board that JCP is seeking to replace. Further, we do not believe that any of JCP’s nominees would bring to your Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Casella Board. Consider the following with respect to JCP’s two proposed director candidates:

•	JCP Nominee Brett W. Frazier (Age 60)—Mr. Frazier has no public company board experience. His board experience is limited to serving on the board of directors of his local country club. Accordingly, Mr. Frazier has no experience, as a public company board member, overseeing management, directly developing or implementing strategies to enhance long-term stockholder value or fulfilling the important fiduciary duties owed to stockholders by the directors of a public company.

•	JCP Nominee James C. Pappas (Age 34)—Mr. Pappas has no experience in the waste management industry, either as an executive or as a member of a board of directors. Furthermore, while Mr. Pappas refers to his relatively short tenure of working less than three (3) years in investment banking as a “career with major investment banking firms,” the facts are that Mr. Pappas was employed during that short period by two different firms, in each case as a junior-level investment banking analyst. In addition, Mr. Pappas’ public company board experience has mostly been limited to food-related companies and an exploration stage Canadian mining company that had its stock traded in the Over-the-Counter (OTC) market. This publicly-traded, exploration-stage, Canadian mining company ceased operations in 2013 during Mr. Pappas’ tenure on its board of directors after failing to identify a suitable strategic option. In the company’s press release announcing that it would be ceasing operations, it also announced that Mr. Pappas had communicated his intention to resign from its board of directors. As such, in addition to having no waste management industry experience and no substantial investment banking experience, we believe that Mr. Pappas has no relevant public company board experience or track record that would provide him with the insights, experiences, skills and competencies, or industry knowledge, that are relevant to Casella’s strategic priorities.

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY

The upcoming Annual Meeting is a significant event that could determine the future of Casella. Your vote is important – no matter how many shares you own – as no stockholder is too small.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – John W. Casella, William P. Hulligan and James E. O’Connor. You may also vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card.

We also urge you to discard any proxy card or voting instruction form you may receive from JCP. Even a WITHHOLD vote with respect to JCP’s nominees on its proxy card will cancel any proxy previously given to Casella. If you previously signed a proxy card sent to you by JCP, you can revoke that proxy card and vote for your Board’s recommended nominees by voting a new WHITE proxy card. Only your latest-dated proxy card will count. Your Board encourages you to vote each WHITE proxy card you receive.

On behalf of your Board of Directors, we thank you for your continued support of Casella. We look forward to communicating further with you in the coming weeks.

Sincerely,

VOTE THE WHITE PROXY CARD TODAY!

John W. Casella Chairman & CEO	Gregory B. Peters Lead Independent Director

If you have any questions, require additional copies of Casella’s proxy materials or need assistance in voting your WHITE proxy card, please contact our proxy solicitor at the phone numbers or email listed below:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

Certain matters discussed in this letter are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. Similarly, statements that describe the objectives, plans or goals of Casella are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by JCP Investment Management, LLC and the other participants in its solicitation, Casella’s initiatives to improve Casella’s performance and increase its growth and profitability, Casella’s future operational and financial performance, Casella’s actions taken or contemplated to enhance its long-term prospects and enhance value for its stockholders, Casella’s efforts to execute on and implement its strategic plan, Casella’s plans to simplify its business structure, Casella’s actions taken or contemplated with respect to corporate and board governance, Casella’s plans to improve its cash flows and reduce its risk exposure by divesting or closing operations that do not fit within its core strategy, Casella’s plans to strengthen its balance sheet, promote financial flexibility and position Casella to achieve its target growth trajectory and Casella’s plans to achieve its three (3) year financial objectives and to drive additional value creation for the benefit of all its stockholders. These forward-looking statements are based on current expectations, estimates, forecasts and projections and management’s current beliefs and assumptions and, accordingly, are not guarantees of future performance. Such forward-looking statements, and all phases of Casella’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in Casella’s forward-looking statements. There are a number of important risks and uncertainties that could cause Casella’s actual events to differ materially from those indicated or implied by such forward-looking statements. These additional risks and uncertainties include, without limitation, risks related to the actions of JCP and other activist stockholders, including the amount of related costs incurred by Casella and the disruption caused to Casella’s business activities by these actions and those risks detailed in Item 1A, “Risk Factors” in Casella’s Form 10-KT for the transition period ended December 31, 2014, in its Form 10-Q for the quarterly period ended June 30, 2015 and in its subsequent filings with the SEC. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Casella undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the

VOTE THE WHITE PROXY CARD TODAY!

definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

VOTE THE WHITE PROXY CARD TODAY!